EXHIBIT 99.1
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PRESS RELEASE                                      UNIVISION COMMUNICATIONS INC.
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                                                                [UNIVISION LOGO]



Investor Contact:                      Media Contact:
Andrew Hobson                          Stephanie Pillersdorf/Brooke Morganstein/
Univision Communications Inc.          Shannon Provost Sard Verbinnen & Co
310-556-7690                           212-687-8080

                  UNIVISION COMMUNICATIONS ANNOUNCES EXTENSION
                             OF CONSENT SOLICITATION
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NEW YORK, MAY 3, 2007 - Univision Communications Inc., the leading
Spanish-language media company in the U.S., today announced that it is extending to 5:00 p.m., New York City time, on May 8, 2007 its previously announced consent solicitation pursuant to the consent solicitation statement dated April 23, 2007 relating to the following series of notes:

        o       3.500% Senior Notes due 2007;

        o       3.875% Senior Notes due 2008; and

        o       7.85% Senior Notes due 2011.

The detailed terms and conditions of the consent solicitation are contained in the consent solicitation statement. Questions regarding the consent solicitation can be addressed to Credit Suisse Securities (USA) LLC, Eleven Madison Avenue, New York, New York, 10010, Call Collect: (212) 325-7596, Attn: Liability Management Group.

UNIVISION COMMUNICATIONS INC.
Univision Communications Inc. is the premier Spanish-language media company in the United States. Its operations include Univision Network, the most-watched Spanish-language broadcast television network in the U.S. reaching 99% of U.S. Hispanic Households; TeleFutura Network, a general-interest Spanish-language broadcast television network, which was launched in 2002 and now reaches 87% of U.S. Hispanic Households; Galavision, the country's leading Spanish-language cable network; Univision Television Group, which owns and operates 62 television stations in major U.S. Hispanic markets and Puerto Rico; Univision Radio, the leading Spanish-language radio group which owns and/or operates 70 radio stations in 16 of the top 25 U.S. Hispanic markets and 5 stations in Puerto Rico; Univision Music Group, which includes Univision Records, Fonovisa Records, La Calle Records and Mexico-based Disa Records as well as Fonomusic and America Musical Publishing companies; and Univision Online, the premier Spanish-language Internet destination in the U.S. located at www.univision.com. Univision Communications also has a 50% interest in TuTv, a joint venture formed to broadcast Televisa's pay television channels in the U.S., and a non-voting 14.9%

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interest in Entravision Communications Corporation, a public Spanish-language media company. Univision Communications has television network operations in Miami and television and radio stations and sales offices in major cities throughout the United States.

For more information, please visit www.univision.net.

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